Exhibit 10.1

Rules of the Endava Limited
Share Option Plan

Adopted by the Board on	7th May 2014

Expiry Date	7th May 2024

Schedule 2 notified to HM Revenue & Customs as a Schedule 4 CSOP Scheme on 12th May 2014
and has reference number:    XJ1100000100822

Contents
1	GRANT OF OPTIONS	3

2	EXERCISE OF OPTION	4

3	LAPSE OF OPTION	6

4	CESSATION OF EMPLOYMENT	7

5	CORPORATE TRANSACTIONS	8

6	EMPLOYMENT RIGHTS	12

7	ADMINISTRATION	13

8	INTERPRETATION	15

SCHEDULE 1		18
OPTION AGREEMENT		18

SCHEDULE 2		23
THE ENDAVA LIMITED APPROVED SHARE OPTION PLAN		23

SCHEDULE 3		27
OPTION AGREEMENT - APPROVED		27

SCHEDULE 4		32
FORM OF GRANT LETTER		32

PREAMBLE
The Company is introducing this Share Option Plan to provide incentives for employees and executive directors of the Company and other companies in its group. The terms of the plan are set out in these rules and in the accompanying option agreement that will be sent to employees.
The plan is generally administered by the board of directors of the Company which has the power to exercise various discretions. The Company has the power to grant options to employees and executive directors under the plan to acquire a number of ordinary shares in the Company.
Options can be granted under the main plan rules, or under the rules as amended by Schedule 2. Options granted under the main plan rules do not benefit from any particular tax treatment. Options granted under Schedule 2 are intended to benefit from beneficial tax treatment in the UK.
Shares in the Company are acquired by exercising the option and paying the option exercise price, if any applicable exercise conditions (which are set out in the option agreement) are met. In certain limited circumstances, the board of directors of the Company may amend or waive these exercise conditions. To exercise the option, a notice of exercise will have to be sent to the Company together with the exercise price and any other documents and arrangements to pay any tax due as the directors of the Company may require (Rule 2.) Options granted under Schedule 2 that are intended to benefit from beneficial tax treatment cannot usually be exercised within the first three years after grant.
Where there are certain corporate events (such as a takeover or listing) there will be implications for the option holders which will be explained at the time. On certain changes to the share capital, adjustments may be made to the terms of the options and again this will be explained to option holders at the time.
The option will normally lapse (cease to be exercisable) on the tenth anniversary of its date of grant. However, it may lapse before this date if one of the circumstances set out in Rule 3 arises.
If an option holder resigns or is given notice to terminate employment by his employer, his option will generally cease to be exercisable and lapse. In certain "good leaver" situations set out in Rule 4.3, the option will be exercisable. For further details see Rule 4.
The Company has the power to: (i) withhold or collect any income tax and national insurance contributions arising in respect of the option from the option holder; and/or (ii) sell the relevant number of underlying shares to fund any tax liability as set out in Rules 2.4 to 2.8.
The plan and the option agreement do not form part of any contract of employment between an option holder and the Company and any benefits under this plan or the option agreement do not form part of an option holder’s salary for any purpose. If an option holder ceases to be an employee for any reason (including circumstances where the option holder is dismissed in breach of contract), he will not be entitled to any compensation for loss of rights or benefits of his option.
This preamble is intended to be a helpful summary of the terms of the plan. If any part of this preamble is inconsistent with the plan or the option agreement, then the terms of the plan and the option agreement will prevail.

1	GRANT OF OPTIONS
Power to Grant Options

1.1	The Grantor may in its absolute discretion grant Options under the Plan to Employees:

(a)	at any time or times not later than the tenth anniversary of the Adoption Date;

(b)	subject to the limitations and conditions contained in these Rules; and

(c)
provided the grant is not prohibited by or in breach of any law, regulation with the force of law, or non-statutory set of guidelines or code that applies to the Company or with which it wishes to comply from time to time.

1.2
The Options shall be granted subject to the terms and conditions of these Rules, including but not limited to Rules 2.4 to 2.9 (Taxation) and on such other terms as the Grantor shall specify, not inconsistent with the Rules.

1.3
The Board may grant Options on terms that they cannot be exercised until specified Exercise Conditions (which may include performance targets) have been satisfied. Where events happen which cause the Board to consider that the Exercise Conditions are no longer appropriate, the Board may:

(a)
vary or amend the Exercise Conditions in such a way as the Board, acting fairly and reasonably, considers appropriate, provided that the new Exercise Conditions are not more difficult to satisfy than the original Exercise Conditions; or

(b)	waive the Exercise Conditions in whole or in part.
Procedure for Grant and Acceptance of Options

1.4
As soon as practicable after an Option has been granted, the Grantor shall send an Option Agreement to the Option Holder. The Option shall not be capable of being exercised (and shall lapse) unless the Option Holder has, within the period of 30 days beginning with the Date of Grant (or such longer period as the Board may specify), signed the Option Agreement and any other documents required by the Grantor, and returned them to the Company. Where the documents are not signed and returned to the Company within the required period the Option shall lapse and shall for all purposes be taken never to have been granted.

Restrictions on Transfer of Option

1.5
An Option is personal to the Option Holder and may not be transferred, assigned or charged, and any purported transfer, assignment or charge of the Option shall cause it to lapse. For the avoidance of doubt, this Rule 1.5 shall not prevent the personal representative(s) of a deceased Option Holder exercising an Option to the extent permitted by these Rules.

2	EXERCISE OF OPTION
Exercise

2.1
An Option shall be capable of being exercised in whole or in part at the times and to the extent set out in the Option Agreement, Rule 4 and Rule 5 save that the Board shall have the discretion to permit all or any part of an Option to be exercised at an earlier time, on such terms as may be determined by the Board. Notwithstanding the foregoing, following Admission, the Option may not be exercised during a Close Period or in circumstances that would constitute market abuse for the purposes of section 118 of the Financial Services and Markets Act 2000.

2.2
An Option shall be exercised by the Option Holder delivering to the Grantor a duly completed Notice of Exercise together with such other documents as the Grantor may require pursuant to this Plan. The Option Holder shall also pay to the Grantor the aggregate Exercise Price payable in respect of the exercise of the Option in such form as the Grantor may determine unless the Grantor has agreed alternative arrangements for payment of the Exercise Price.

2.3	When an Option is exercised in part, the terms of exercise that originally applied to the Option will continue to apply in relation to the remainder of the Option.
Taxation

2.4
If Tax Liabilities arise in respect of an Option or any Shares acquired pursuant to exercise of an Option, the Company or Employer shall be entitled to deduct (to the extent permitted by law) such amount(s) from any payment due to be made by the Company or Employer to or in respect of the Option Holder at any time.

2.5
If and to the extent that the Tax Liabilities exceed the amount from which deductions can be made pursuant to Rule 2.4, the Option Holder shall pay to the Employer in cleared funds the amount of the excess on demand or within such period as may be specified in any written notice given by the Company.

2.6	Neither the Company nor the Grantor shall be obliged to issue or transfer any Shares on the exercise of an Option until the Employer has received an amount equal to the Tax Liabilities.

2.7
Where Tax Liabilities arise in respect of the exercise of an Option, and the Option Holder has not accounted for the Tax Liabilities as provided for in Rules 2.4 and 2.5, the Company may sell such number of Shares issued or transferred upon the exercise of the Option as may be required in order to discharge the Tax Liabilities and any other liability (including costs) connected with the sale of the Shares.

2.8
Unless the Board otherwise determines, the Option Holder shall agree to accept any Secondary NIC Liability that arises in respect of an Option or any Shares acquired on exercise of an Option and Rules 2.4 to 2.7 above shall apply in respect of such Secondary NIC Liability mutatis mutandis and as if references in those Rules to Tax Liabilities were replaced by references to the Secondary NIC Liability. The Board may require the Option Holder to enter into a NIC Election as a condition of the exercise of the Option.

2.9	The Board may require the Option Holder to enter into a Joint Election as a condition of the exercise of the Option.

Issue of Shares

2.10
Subject to Rules 2.4 to 2.9 (Taxation), as soon as reasonably practicable after receipt of the signed documents and Exercise Price (if any) in accordance with Rule 2.2, the Grantor shall issue or procure the transfer to the Option Holder of the number of Shares in respect of which the Option has been exercised, save that if the issue or transfer is prohibited by law or the Company is in a Close Period, such issue or transfer shall be effected as soon as reasonably practicable after the issue or transfer ceases to be prohibited, or the end of the Close Period.

2.11
Subject to Rule 5.11, save for any rights determined by reference to a date on or before the date of issue, all Shares issued on exercise of Options shall rank equally in all respects with the Company's existing Shares of the same class.

2.12
In respect of any Shares issued under this Plan at a time when the Shares are admitted to or listed on a Recognised Exchange, the Company shall apply to the Recognised Exchange for such Shares to be admitted to listing as soon as practicable after the Shares are issued.

3	LAPSE OF OPTION

3.1	An Option shall cease to be exercisable and shall lapse on the earliest of the following:

(a)	if, and to the extent that, the Board determines (in its sole discretion) that the Exercise Conditions (if any) cannot be met;

(b)	if, and to the extent that, the Option Holder surrenders all or any part of the Option;

(c)	if the Option Holder attempts to transfer, assign or charge the Option;

(d)	if the Option Agreement and other documents are not signed and returned to the Company in accordance with Rule 1.4;

(e)	5pm on the last working day before the tenth anniversary of the Date of Grant of the Option;

(f)	the first anniversary of the Option Holder's death;

(g)	the date three months after the Leaving Date of any Employee who has ceased employment as set out in Rule 4.2;

(h)	the Leaving Date of any Employee other than one who has ceased employment as set out in Rule 4.2, or such later date as the Board may determine in its sole discretion in accordance with Rule 4;

(i)	the first date on which the Option lapses in accordance with the provisions of Rule 5 (Corporate Transactions);

(j)	the Option Holder being adjudicated bankrupt or any voluntary arrangement or scheme being made in relation to his debts with his creditors or any section of them; or

(k)	the passing of an effective resolution for the making of an order by the court for the winding-up of the Company other than in accordance with Rule 5.8.

4	CESSATION OF EMPLOYMENT

4.1
If an Option Holder ceases employment within the Group by reason of his death, his personal representatives may exercise his Option to the extent set out in the Option Agreement (or as the Board may otherwise determine) at any time before the Option lapses pursuant to Rule 3 (Lapse).

4.2	If an Option Holder ceases employment within the Group due to:

(a)	ill health, injury or disability evidenced to the satisfaction of the Board,

(b)	retirement with the agreement of the Board,

(c)	his Employer ceasing to be Controlled by the Company, or

(d)	a relevant transfer within the meaning of the Transfer of Undertakings (Protection of Employment) Regulations 2006,
his Option may be exercised to the extent set out in the Option Agreement (or as the Board may otherwise determine) at any time before the Option lapses pursuant to Rule 3 (Lapse).

4.3	If an Option Holder ceases employment with the Group for any reason, other than as provided by Rule 4.1 and Rule 4.2, his Option shall cease to be exercisable.

4.4	If an Option Holder gives or is given notice to terminate his employment other than as provided for in Rule 4.2 his Option shall not be capable of exercise.

4.5
If an Option Holder is subject to any disciplinary process or procedure in relation to his employment with any Group Company, his Option shall not be capable of exercise until such process or procedure has been resolved as determined by the Board.

4.6	An Option Holder shall not be regarded as having ceased employment with the Group if:

(a)	the Option Holder continues to be employed by any Group Company, or

(b)
the Option Holder is absent from work by reason of statutory or contractual maternity, paternity, parental or adoption leave or compulsory national military service, until the Option Holder no longer has any right under the relevant legislation to return to work at the end of any such period of absence.

5	CORPORATE TRANSACTIONS
Change of Control

5.1	Subject to Rule 5.3 (Compulsory Acquisition) and Rule 5.5 (Exchange of Options) if any person acting alone or in concert with others obtains Control of the Company as a result of making either:

(a)
a general offer to acquire the whole of the issued ordinary share capital of the Company, which is made on a condition such that if it is met, the person making the offer will have Control of the Company; or

(b)	a general offer to acquire all the shares in the Company which are of the same class as the Shares.
(in either case disregarding any Shares already owned by the person making the offer or any person connected with that person for the purposes of section 718 of ITEPA and regardless of whether the general offer is made to different shareholders by different means), the Board shall notify Option Holders in writing as soon as practicable and an Option may be exercised:

(i)
within 30 days (or such earlier date as the Board may determine) of the date upon which the person making the offer obtains Control of the Company and any condition subject to which the offer is made has been satisfied and if not so exercised the Options shall lapse at the end of that period; or

(ii)
at the sole discretion of the Board, during any period specified by the Board ending before the person making the offer obtains Control of the Company and any condition subject to which the offer is made has been satisfied, such exercise to be conditional upon and take effect immediately prior to the Change of Control. If the Board exercises its discretion under this sub-paragraph (ii), the Options will cease to be exercisable at the end of the period specified by the Board, there will be on other rights of exercise under this Rule 5 and all unexercised Options will lapse on the Change of Control. If the Change of Control does not take place, the Option will continue to be exercisable in accordance with these Rules and the Option Agreement

Court sanctioned compromise or arrangement

5.2	If any court sanctions a compromise or arrangement under section 899 of the Companies Act 2006 applicable to or affecting:

(a)	all the ordinary share capital of the company or all the shares of the same class as the shares to which the option relates, or

(b)
all the shares, or all the shares of that same class, which are held by a class of shareholders identified otherwise than by reference to their employment or directorships or their participation in a plan approved under Schedule 4 of ITEPA, the Board shall notify all Option Holders as soon as practicable and (subject to Rule 5.5 (Exchange of Options), an Option may be exercised:

(i)	within 30 days of the date on which the court sanctions the compromise or arrangement and if not so exercised the Options shall lapse at the end of that period; or

(ii)
at the sole discretion of the Board, during any period specified by the Board ending before the court sanctions the compromise or arrangement, such exercise to be conditional upon and take effect immediately prior to court sanction. If the Board exercises its discretion under this sub-paragraph (ii), the Options will cease to be exercisable at the end of the period specified by the Board, there will be on other rights of exercise under this Rule 5 and all unexercised Options will lapse on the Change of Control. If the Change of Control does not take place, the Option will continue to be exercisable in accordance with these Rules and the Option Agreement.

Compulsory Acquisition

5.3
If any person becomes bound or entitled to acquire Shares under sections 974 to 987 of the Companies Act 2006, the Board shall notify all Option Holders following which, subject to Rule 2 (Exercise of Options) and this Rule 5, Subsisting Options may be exercised, to the extent that Exercise Conditions have been met or waived, at any time during which the person remains so bound or entitled, and any unexercised Options will lapse at the end of such period.

Reorganisations

5.4	Rule 5.1 to 5.3 will not apply on an Internal Reorganisation unless the Board determines otherwise.
Exchange of Options

5.5
If as a result of the events specified in Rules 5.1 or 5.2 a person has obtained Control of the Company or if a person has become bound or entitled as mentioned in Rule 5.3, the Option Holder may with the agreement of that other person release his Subsisting Options in consideration of the grant of a new Option which is no less valuable than the original Option.

Admission

5.6	If the Board considers that Admission is likely to occur, it shall notify all Option Holders as soon as practicable and the Board shall have the discretion to:

(a)
permit Subsisting Options to be exercised on such terms as are specified by the Board and during any period notified to the Option Holders by the Board, in which case the Board shall have the discretion:

(i)	to waive any remaining Exercise Conditions attached to any Subsisting Options in whole or in part, and

(ii)	to require that the whole or any part of such Subsisting Options may not be exercised until the end of any "lock in" period that may be agreed by the Company; and

(iii)	to require that some or all of the Shares acquired pursuant to the exercise of these Options may not be transferred until the end of any "lock in" period that may be agreed by the Company, and if not so exercised, such Options shall lapse at the end of the period notified by the Board; or

(b)
require Subsisting Options to continue to be Subsisting Options following Admission, subject to the terms of this Plan, in which case the Board shall have the discretion to waive any remaining Exercise Conditions attached to any Subsisting Options in whole or in part.

Demerger

5.7
If the Company proposes a Demerger, the Board may notify any Option Holders that it may select in its sole discretion, following which, subject to Rule 2 (Exercise of Options), the selected Option Holders may exercise their Subsisting Options on such terms and to such extent and during such period as the Board may specify. Any Options held by Option Holders who were selected under this Rule 5.7 that are not exercised at the end of the specified period shall lapse. If the Board gives notice under this Rule 5.7, this Rule shall take priority over the other provisions of this Rule 5.

Voluntary Winding-Up

5.8
If the Company gives notice to its shareholders of a general meeting of the Company at which a resolution will be proposed for the voluntary liquidation of the Company, the Board shall notify Option Holders following which, subject to Rule 2 (Exercise of Options), those Option Holders may exercise their Subsisting Options to the extent that Exercise Conditions have been met or waived, at any time prior to but conditional upon the passing of the resolution and any unexercised Options will lapse on the passing of that resolution.

Provisions relating to Voluntary Winding-up

5.9
Where an Option Holder exercises an Option under Rule 5.8, the Option Holder shall be entitled to share in the assets of the Company with existing shareholders in the same manner as he would have been entitled had the Shares acquired on exercise of the Options been registered in his name before the resolution for voluntary liquidation was passed.

Variation of Capital

5.10
In the event of any increase or variation of the issued ordinary share capital of the Company (whenever effected) by way of capitalisation or rights issue, or sub-division, consolidation or reduction, the Grantor may make such adjustments as it considers appropriate to:

(a)	the number of shares in respect of which any Option may be exercised, and/or

(b)	the Exercise Price
provided that:

(i)
the aggregate market value of the shares which may be acquired on exercise of the Option and the aggregate Exercise Price payable on exercise of the Option in full is substantially the same as what it was immediately before the adjustment; and

(ii)
no adjustments shall be made if the Option is to subscribe for Shares issued by the Company and the adjustment would reduce the Exercise Price below the nominal value of the Shares unless the Company is authorised to:

(i)	capitalise from the reserves of the Company a sum equal to the amount by which the aggregate nominal value of the Shares subject to the Option exceeds the aggregate Exercise Price ("the deficit"); and

(ii)	apply the amount referred to in (i) above in paying up each Share on exercise of the Option to the extent of the deficit by way of a capitalisation.

5.11	As soon as reasonably practicable after making any adjustment under Rule 5.10 above, the Grantor shall notify each Option Holder of the adjustment.

6	EMPLOYMENT RIGHTS

6.1	The Plan is discretionary in nature and participation does not create any contractual or other right to future participation in the Plan, even if participation has been offered repeatedly.

6.2
The Option Holder's participation in the Plan shall not create a right to further employment with any Group Company and shall not interfere with the ability of his Employer to terminate his employment relationship at any time.

6.3
By accepting the grant of an Option pursuant to the Plan, the Option Holder shall waive any and all rights to compensation or damages in consequence of any loss or diminution in value of the Option or Shares acquired pursuant to the Plan, including without limitation as a result of:

(a)	the termination of his office or employment for any reason whatsoever (including unfair or wrongful dismissal); and

(b)
the way in which the Board or Grantor exercises (or does not exercise) any discretion under the Plan, even if the exercise (or non-exercise) of discretion is or appears to be irrational or perverse or breaches any implied term of any contract between the Option Holder and his Employer.

6.4
Neither Options granted nor Shares acquired pursuant to the Plan are part of the Option Holder's contract of employment or normal or expected remuneration and they shall not be taken into account for the purposes of calculating earnings, compensation or benefits for any reason, including but not limited to any pension or retirement benefit rights, termination payments, redundancy payments, bonuses or any similar payments.

6.5
No Group Company makes any representation or warranty that any benefit will accrue to any individual who is granted an Option. The future value of Shares is unknown and any Shares acquired pursuant to the Plan may increase or decrease in value, even below the Exercise Price.

6.6	By accepting the grant of an Option, the Option Holder shall agree and consent to:

(a)
the collection, use and processing by the Grantor, the Company, any members of the Group, any administrator of the Plan and the Company's advisers, brokers or registrars of Personal Data relating to the Option Holder or any other person as a holder of Shares acquired pursuant to the exercise of an Option;

(b)
the Company, any member of the Group, the Grantor, any administrator of the Plan and the Company's advisers, brokers or registrars transferring Personal Data to or between any such person for all purposes reasonably connected with the administration of the Plan;

(c)	the use of such Personal Data by any such person for such purpose; and

(d)	the transfer to and retention of such Personal Data by any third party for such purposes wherever located and where necessary transmitted outside of the United Kingdom or the European Economic Area.

7	ADMINISTRATION

7.1
The Plan shall in all respects be administered by the Board who may from time to time make and vary such rules, regulations and procedures (not inconsistent with these Rules) for the administration and implementation of the Plan and Rules as it thinks fit. The Board may also adopt sub-plans to this Plan that are on substantially the same terms as this Plan but comply with or take account of any applicable legislation or statutory regulation in any jurisdiction outside the United Kingdom.

7.2
In the event of any dispute or disagreement as to the interpretation of the Rules, or of any rule, regulation or procedure, or as to any question or right arising from or related to the Plan, the decision of the Board shall be final and binding upon all persons.

7.3	The Board may by resolution at any time make any alteration to the Rules or the terms of any Subsisting Options which it thinks fit provided that:

(a)	where the Grantor is not the Company, no such alteration shall take effect so as to materially affect the liabilities of the Grantor without the prior written consent of the Grantor; and

(b)
no such alteration shall take effect which would materially affect the liability of any Option Holder or which would materially affect the value of his Subsisting Options without the prior written consent of the Option Holder.

As soon as reasonably practicable after making any alterations under this Rule 7.3 the Board shall give notice in writing thereof to each Option Holder and the Grantor (if not the Company).

7.4	The costs of introducing and administering the Plan shall be borne by the Company or any Group Company and shall be allocated at the discretion of the Board.

7.5
Subject to Rule 7.7, the existence of any Option shall not affect in any way the right or power of the Company or its shareholders to make or authorise any or all adjustments, capitalisation, reorganisation, reductions of capital, purchase or redemption of its own shares pursuant to the Companies Act 2006 or any other changes in the Company's capital structure or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock ahead of or convertible into, or otherwise affecting the Shares or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceedings, whether of a similar character or otherwise.

7.6
Any notice or other communication under or in connection with the Rules may be given by personal delivery or by sending the same by post or email, in the case of a company to its registered office or address shown on the company website and in the case of an individual to his last known address or address at which he performs the duties of his office or employment with a Group Company, including his email address. Where a notice or other communication is given by first-class post, it shall be deemed to have been received 48 hours after it was put into the post properly addressed and stamped. Where a notice or other communication is given by email, it shall be deemed to have been received when opened. Share certificates and other communications sent by post shall be sent at the risk of the individual concerned and neither the Grantor, Company or Employer shall have any liability to any such individual in respect of any notification, document, share certificate or other communication that is given, sent or made.

7.7
The Board shall at all times keep available sufficient unissued Shares or shall procure that there are available sufficient Shares to satisfy the exercise of all Options granted under the Plan. For this purpose the Board may enter into an agreement with any individual, company or the trustees of any employee benefit trust for the provision by such persons of Shares to satisfy Options.

7.8
Except as otherwise expressly stated to the contrary, and in respect of Group Companies, neither this Plan nor the making of any Option shall have the effect of giving any third party any rights under this Plan pursuant to the Contracts (Rights of Third Parties) Act 1999 and that Act shall not apply to this Plan or the terms of any Option under it.

7.9	The Rules and the Plan shall in all respects be governed by and construed in accordance with the laws of England and be subject to the exclusive jurisdiction of the English Courts.

8	INTERPRETATION

8.1	In these Rules (unless the context otherwise requires) the following words and expressions shall have the following meanings:

"Admission"
the effective admission of Shares to the Official List of the UK Listing Authority or the effective admission to trading of such capital to the London Stock Exchange plc or to any other Recognised Exchange wheresoever located or the grant of permission of the Shares to be dealt in on AIM or admitted to trading on any market owned or operated by Plus Markets plc (including without limitation, Plus-Listed or Plus-Quoted), and on any day that the Shares are to trade they shall be "Admitted";

"Adoption Date"	the date on which the Plan is adopted by the Board;
"Board"	the board of directors for the time being of the Company or a committee thereof duly authorised for the purposes of the Plan at which a quorum is present;
"Change of Control"	any person, or persons who are Connected or acting in concert with each other, obtaining Control of the Company;
"Close Period"	any period where there are restrictions on dealing in the Shares either under the rules of the Recognised Exchange or under any share dealing code adopted by the Company from time to time;
"Company"	Endava Limited registered in England & Wales with registration number 05722669 and whose registered address is 125 Old Broad Street, London, EC2N 1AR;
"Connected"	has the meaning given to it by section 718 ITEPA and "unconnected" shall be interpreted accordingly;
"Control"	has the meaning given to it by section 719 ITEPA and "controlled" shall be interpreted accordingly;
"Date of Grant"	the date on which an Option was or is to be granted;
"Demerger"
any spin-off or demerger by the Company of substantially the whole of its interest in a trade or business or of its shares in one or more of its Subsidiaries as determined in the sole discretion of the Board;

"Employee"	an employee (including an executive director) of any member of the Group and "Employer" shall be construed accordingly;
"Exercise Conditions"	any objective conditions, imposed under Rule 1.3 and determined by the Board (as set out in the Option Agreement), which are required to be satisfied before the Option can be exercised;

"Exercise Period"	the period determined by the Board during which the Option Holder may exercise the Option (as set out in the Option Agreement;
"Exercise Price"
the price determined by the Grantor at the Date of Grant at which each Share may be acquired on the exercise of an Option, provided that where the exercise of the Option shall be satisfied by subscription for newly issued Shares, the Exercise Price shall not be less than the nominal value of the Shares;

"Grantor"	the person who has granted or intends to grant an Option, being the Board or any other person who has confirmed to the Company that it will comply with the terms of this Plan;
"Group"	the Company and its Subsidiaries and the phrases "Group Company" shall be construed accordingly;
"Internal Reorganisation"
any compromise, arrangement or offer which, in the reasonable opinion of the Board, having regard to the shareholdings in the Company and any acquiring company before and after the compromise, arrangement or offer and/or any other matter which it considers relevant, is in the nature of an internal reorganisation or reconstruction of Company;

"ITEPA"	the Income Tax (Earnings and Pensions) Act 2003;
"Joint Election"	a joint election pursuant to section 425, 430 or 431 ITEPA;
"Leaving Date"	the date on which an Employee ceases employment with any Group Company;
"NIC"	national insurance contributions;
"NIC Election"	an agreement by the Employee to indemnify his Employer against Secondary NIC Liability or an election to transfer the Secondary NIC Liability to the Employee;
"Notice of Exercise"	a notice of exercise substantially in the form appended to the Option Agreement as Appendix 2 (or such other form as the Board may specify);
"Option"	a right to acquire Shares at an Exercise Price (if any) granted or to be granted pursuant to Rule 1;
"Option Agreement"	the agreement substantially in the form set out in Schedule 1 to these Rules (or such other form as the Board may specify) setting out the terms of an Option;
"Option Holder"	a person who holds an Option or (where the context admits) his duly appointed personal representatives;
"Personal Data"	has the meaning it bears for the purposes of the Data Protection Act 1998;

"Plan"	this Endava Limited Share Option Plan constituted and governed by the Rules as amended from time to time;
"Recognised Exchange"	a recognised stock exchange within the meaning of section 1005 of the Income Tax Act 2007 or a recognised investment exchange within the meaning of the Financial Services and Markets Act 2000;
"Rules"	these rules of the Plan as amended from time to time and "Rule" shall be construed accordingly;
"Secondary NIC Liability"	any employer's secondary Class 1 NIC arising on the exercise, variation or release of an Option;
"Share"	a ordinary share of £0.10 each of the Company;
"Subsidiary"	a company which is under the control of the Company and is a "Subsidiary" as defined in section 1159 and Schedule 6 of the Companies Act 2006;
"Subsisting Option"	an Option which has been granted to the extent that it has not lapsed, been surrendered, renounced or exercised;
"Tax Liabilities"	any income tax and employee's NIC charge attributable to or payable in connection with the Option or any Shares acquired pursuant to the exercise of such Option.

8.2	In these Rules, except insofar as the context otherwise requires:

(a)
words denoting the singular shall include the plural and vice versa and words importing a gender shall include every gender and references to a person shall include bodies corporate and unincorporated and vice versa;

(b)	rule headings are inserted for convenience only and are to be ignored in construing these Rules;

(c)
references in these Rules to any statute shall be deemed to include every modification, amendment, extension and/or re-enactment by statute or sub-ordinate legislation for the time being in force and shall include any orders, regulations, instruments or other sub-ordinate legislation made under the relevant statute; and

(d)	words shall have the same meanings as in ITEPA unless the context otherwise requires.

SCHEDULE 1
THE ENDAVA LIMITED SHARE OPTION PLAN
(THE "PLAN")
OPTION AGREEMENT

Name of Option Holder:
Address of Option Holder:
Date of Grant:
Number of Shares subject to Option:
Exercise Price per Share:	£4.50
Exercise Period:	The period commencing and ending on the dates as set out in clauses 2 and 3 of this Option Agreement respectively.
Exercise Condition:	As set out in Appendix 1 to this Option Agreement.
Details of Option

1
[Endava Limited (the "Company") OR [Grantor Name] (the "Grantor")] has granted to the Option Holder named above an Option to acquire the Number of Shares in the Company at the Exercise Price set out above. The Option has been granted pursuant to and is subject to the Rules of the Plan as amended from time to time. Capitalised terms in this Option Agreement shall have the same meanings as given to them in the Plan. In the event of any conflict between the Plan and the terms of this Option Agreement, the Plan shall prevail unless the Plan has been specifically varied by this Option Agreement.

2	The Option is exercisable in accordance with Rule 2 and to the extent permitted by the Rules upon the earliest to occur of:
(a)the 5th anniversary from the Date of Grant; and
(b)the date on which the Option becomes exercisable under Rules 3, 4 or 5.

3	The Option may not be exercised after the date on which it has lapsed or ceased to be exercisable as provided in Rules 3 or 5.

4
To accept this Option, the Option Holder must sign this Option Agreement and return it to [name] at [ ] by [date – 30 day deadline under Rule 1.4]. If the Option Holder does not do so, the Option will lapse and cease to be exercisable.

By signing this Option Agreement I confirm that I have read and understood the Plan and this Option Agreement and agree to the terms and conditions set out in this Option Agreement and Appendices.

SIGNED
[Name of Option Holder]

Date:

Appendix 1
Terms and Conditions of the Option Agreement

1.	Exercise Conditions
The Option shall not be subject to Exercise Conditions.

2.	Tax Withholding

2.1
The Option Holder agrees to accept any liability for any Secondary NIC Liability that arises in respect of the Option or any Shares acquired on exercise of an Option and agrees that his Employer may recover this from the Option Holder as set out in Rules 2.4 to 2.8 of the Plan. The Option Holder further agrees that he will enter into a NIC Election as a condition of the exercise of the Option if so requested by the Board.

2.2
The Option Holder agrees that to the extent any Tax Liabilities arise in respect of the Option or any Shares acquired on exercise of an Option, his Employer may recover these from the Option Holder as set out in Rules 2.4 to 2.8 of the Plan.

3.	Data Protection
The Option Holder agrees and consents to the collection, use, processing and transfer by any member of the Group, the Grantor or any administrator of the Plan of his Personal Data as set out at Rule 6.6 of the Plan.

4.	Employment Rights
The Option Holder confirms that he has read, understood and agreed to the provisions contained in Rule 6 of the Plan and in particular to (but not limited to) the waiver of rights in Rule 6.3 of the Plan.

5.	General

5.1
The Option Agreement and the Rules of the Plan comprise the entire agreement between the Company, Grantor, Employer and Option Holder in relation to the Option and supersedes any previous agreement, arrangement or undertaking between the parties in relation thereto.

5.2
A person other than a Group Company who is not a party to this Option Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Option Agreement, but this does not affect any right or remedy of any person which exists or is available otherwise than pursuant to that Act. This Option Agreement shall be governed by and construed in accordance with the laws of England and be subject to the exclusive jurisdiction of the English Courts.

Appendix 2
Notice of Exercise of Option granted pursuant to the
Endava Limited Share Option Plan (the "Plan")

Name of Option Holder:
Address of Option Holder:
Date of Grant of Option:
Number of Shares subject to Option:
Exercise Price per Share:	£4.50

1.
I exercise the Option granted to me on the Date of Grant set out above in respect of the Number of Shares and at the Exercise Price set out above, and request the allotment or transfer to me of those Shares in accordance with the Rules of the Plan. I acknowledge that this exercise is binding on me and irrevocable.

2.
I enclose a cheque for £……… made payable to Endava Limited, being the aggregate Exercise Price of the Shares. *delete if alternative arrangements for payment of the Exercise Price have been agreed – see Note 1

3.
I confirm that any Group Company or my Employer may withhold or collect any Tax Liabilities and Secondary NIC Liability payable by me in respect of the exercise of my Option as set out in Rules 2.4 to 2.8 of the Plan.

4.	I enclose a signed Joint Election and NIC Election as requested by the Grantor or Board.

Signature:

Date:
NOTES

1.
This form must be accompanied by payment of the Exercise Price for the Shares in respect of which the Option is exercised, unless you have been notified by the Grantor that alternative arrangements will be in effect.

2.
If the Option is exercised by personal representatives, please contact the Board for a revised Notice of Exercise. An office copy of the Probate or Letter of Administration should accompany the Notice of Exercise.

3.
Under current tax rules a charge to income tax and NICs may arise when this Option is exercised. It is a condition of exercise of the Option that you enter into arrangements satisfactory to the Board to ensure that any such Tax Liabilities (and Secondary NIC Liability) will be recovered from you.

4.	For interpretation purposes, words and phrases in this Notice shall bear the same meanings as for the Plan.

IMPORTANT: Neither the Company, the Grantor nor the Employer undertakes to advise you on the financial or tax consequences of exercising your Option. If you are unsure of the tax liabilities which may arise, you should take appropriate professional advice before exercising your Option.

SCHEDULE 2
THE ENDAVA LIMITED APPROVED SHARE OPTION PLAN
The Plan, as modified by this Schedule 2 (the "Approved Plan"), is intended to qualify as a company share option plan that meets the requirements of Parts 2 to 6 of Schedule 4 to ITEPA, to be known as the Endava Limited Approved Share Option Plan. Options may be granted under this Approved Plan in accordance with and subject to the Rules of the Plan as modified by this Schedule 2. References to Rules in this Schedule 2 are to Rules of the Plan.

1.	RULE 1 – GRANT OF OPTIONS

1.1	No Option shall be granted pursuant to the Approved Plan if the requirements of Parts 2 to 6 of Schedule 4 to ITEPA are not met.

1.2	For the purposes of the Approved Plan, the word "Employees" in Rule 1.1 shall be replaced by Eligible Employees".

1.3	New Rule 1.1(d) shall be inserted into the Approved Plan:

(d)	provided that no Option shall be granted under the Approved Plan to any person who has or has had within the preceding 12 months a "material interest" as set out in paragraph 9 of Schedule 4 of ITEPA.

1.4	For the purposes of the Approved Plan, any Exercise Conditions that are performance targets must be objective and set by the Board at the Date of Grant.

1.5	The Option Agreement shall state the terms required to be stated pursuant to paragraph 21A of Schedule 4 to ITEPA, which as at the date of adoption of the Plan are:

(a)	the price at which shares may be acquired by the exercise of the option,

(b)	the number and description of the shares which may be acquired by the exercise of the option,

(c)	the restrictions to which those shares may be subject,

(d)	the times at which the option may be exercised (in whole or in part), and

(e)	the circumstances under which the option will lapse or be cancelled (in whole or in part), including any conditions to which the exercise of the option is subject (in whole or in part).
These terms may be amended after the grant of the Option as provided in paragraph 21A of Schedule 4 to ITEPA.

1.5	New Rule 1.7 shall be inserted into the Approved Plan:

1.7
An Option granted under the Approved Plan shall be limited and take effect so that the aggregate Market Value of (i) the Shares which may be acquired on the exercise of that Option (measured at the Date of Grant), plus (ii) any Shares which may be acquired on the exercise of any other Subsisting Options granted to the Option Holder under a company share option plan approved by HM Revenue & Customs pursuant to the provisions of Schedule 4 of ITEPA (measured as at the date of grant of those options), shall not exceed £30,000 or such other figure set out in paragraph 6(1) of Schedule 4 of ITEPA from time to time.

2.	RULE 2 – EXERCISE OF OPTIONS

2.1
An Option granted under the Approved Plan may not be exercised if the Option Holder has or has had within the preceding 12 months a "material interest" as set out in paragraph 9 of Schedule 4 of ITEPA.

2.2
For the purposes of Rule 2.2, no alternative arrangements for payment of the Exercise Price can take effect until they have been agreed by HM Revenue & Customs (while the Approved Plan is intended to remain approved under Schedule 4 of ITEPA).

2.3	Rule 2.6 shall not apply to the Approved Plan.

2.4
Subject to compliance with all legal and regulatory requirements, following receipt of a valid Notice of Exercise in respect of Options granted under the Approved Plan, the Company shall procure that Shares are issued or transferred to the Option Holder within 30 days of exercise of the Option.

3.	RULE 5 – CORPORATE TRANSACTIONS

3.1
If a person obtains control of the Company as a result of the events specified in Rules 5.1 to 5.3, and in consequence the Shares in the Company no longer meet the requirements of Part 4 of Schedule 4 of ITEPA, the Board shall notify Option Holders following which, subject to Rule 5.5, an Option may be exercised in accordance with Rules 5.1 to 5.3 no later than 20 days (or such other period as may be specified by paragraph 25A(7B) of Schedule 4 of ITEPA) after the change of control of the Company, notwithstanding that the Shares no longer meet the requirements of Part 4 of Schedule 4 of ITEPA.

3.2
If an event within Rules 5.1 to 5.3 is proposed, the Board may permit the Option Holders to exercise their Options within the period of 20 days (or such other period as may be specified by paragraph 25A(7E) of Schedule 4 of ITEPA) ending with the Relevant Date, in which case:

(a)	the Option shall be treated as if it had been exercised in accordance with Rules 5.1 to 5.3; and

(b)
if the Option is exercised in anticipation of an event within Rules 5.1 to 5.3, but the Relevant Date does not occur during the period of 20 days (or such other period as may be specified by paragraph 25A(7E) of Schedule 4 of ITEPA) beginning with the date on which the Option is exercised, the exercise of the Option is to be treated as having had no effect.

3.3	Rule 5.5 shall be replaced by:

5.5
If as a result of the events specified in Rules 5.1 or 5.2 a person has obtained Control of the Company or if a person has become bound or entitled as mentioned in Rule 5.3, the Option Holder may with the agreement of that other person release his Subsisting Options (the "Old Option") in consideration of the grant of a new Option (the "New Option") which is equivalent to the Old Option for the purposes of paragraph 27(4) of Schedule 4 to ITEPA but relates to shares in the company which has obtained Control of the Company or some other company falling within paragraph 16(b) or (c) of Schedule 4 to ITEPA. The release of the Old Option and grant of the New Option must take place within the period during which an Option would be exercisable in accordance with Rules 5.2 to 5.4 or such longer period as the Board may determine, but not exceeding six months. The Company shall continue to be the scheme organiser of the Approved Plan

3.4
For the purposes of the Approved Plan, no adjustments made pursuant to Rule 5.10 while the Approved Plan is intended to meet the requirements of Parts 2 to 6 of Schedule 4 to ITEPA shall take effect if they would result in the requirements of Schedule 4 to ITEPA ceasing to be met). No adjustment may be made in accordance with Rule 5.10 in the event of a spin-off or demerger of the Company or other exceptional event that does not include the variation of the share capital of the Company.

4.	RULE 7 – ADMINISTRATION

4.1
If an alteration is made to a "key feature" of the Approved Plan while the Approved Plan is intended to meet the requirements of Parts 2 to 6 of Schedule 4 to ITEPA, such alteration or addition shall not have effect until it has been approved by HM Revenue & Customs so long as such approval is available and required under Schedule 4 to ITEPA. For the purposes of this clause, a "key feature" is any provision of the Approved Plan which is necessary to meet the requirements of Schedule 4 to ITEPA.

4.2	Any exercise of discretion by the Board in relation to the Approved Plan shall be carried out on a fair and reasonable basis.

5.	RULE 8 – INTERPRETATION
Words and expressions used in the Approved Plan shall have the meanings set out in Rule 8, save as set out below:

"Constituent Company"	the Company, any Subsidiary and any company within paragraph 34 of Schedule 4 of ITEPA (Jointly owned companies);
"Eligible Employee"
any individual who at the Date of Grant is:
(a)    a full-time director (being a director required to work at least 25 hours or more per week excluding meal breaks); or
(b)    an employee (who is not a director)
of a Constituent Company and who is not precluded from participating in the Approved Plan by paragraph 9 of Schedule 4 of ITEPA;

"Exercise Price"
the price determined by the Grantor at the Date of Grant at which each Share may be acquired on the exercise of an Option, which shall not be less than the Market Value of a Share at the Date of Grant provided that where the exercise of the Option shall be satisfied by subscription for newly issued Shares, the Exercise Price shall not be less than the nominal value of the Shares;

"Market Value"
in relation to a Share on any day the market value as determined in accordance with Part VIII of the Taxation of Chargeable Gains Act 1992, and as agreed for the purposes of the grant of Options with HM Revenue & Customs. In the case of any Shares that are subject to restrictions as defined in paragraph 36(3) of Schedule 4 of ITEPA, the Market Value of those Shares shall be determined as if they were not subject to the restrictions;

"Option Agreement"	the agreement substantially in the form set out in Schedule 3 to these Rules (or such other form as the Board may specify) setting out the terms of an Option;
"Relevant Date"
(i)     the date on which the person making the offer under Rule 5.1 obtains Control of the Company and any condition subject to which the offer is made has been satisfied;
(ii)    the date on which the court sanctions the compromise or arrangement under Rule 5.2; or
(iii)   the date on which any person becomes bound or entitled to acquire Shares under Rule 5.3; and

"Share"	a ordinary share of £0.10 each of the Company which meets the conditions specified in paragraphs 16 to 20 of Schedule 4 of ITEPA.

SCHEDULE 3
THE ENDAVA LIMITED APPROVED SHARE OPTION PLAN
(THE "APPROVED PLAN")
OPTION AGREEMENT - APPROVED

Name of Option Holder:
Address of Option Holder:
Date of Grant:
Number of Shares subject to Option:
Exercise Price per Share:	£4.50
Market Value per Share as agreed with HM Revenue & Customs
Exercise Period:	The period commencing and ending on the dates as set out in clauses 2 and 3 of this Option Agreement respectively.
Exercise Condition:	As set out in Appendix 1 to this Option Agreement.
Details of Option

1
[Endava Limited (the "Company") OR [Grantor Name] (the "Grantor")] has granted to the Option Holder named above an Option to acquire the Number of Shares in the Company at the Exercise Price set out above. The Option has been granted pursuant to and is subject to the Rules of the Approved Plan as amended from time to time. Capitalised terms in this Option Agreement shall have the same meanings as given to them in the Approved Plan. In the event of any conflict between the Approved Plan and the terms of this Option Agreement, the Plan shall prevail unless the Plan has been specifically varied by this Option Agreement.

2	The Option is exercisable in accordance with Rule 2 and to the extent permitted by the Rules upon the earliest to occur of:
(a) the fifth anniversary from the Date of Grant; and
(b) the date on which the Option becomes exercisable under Rules 4 or 5.

3	The Option may not be exercised after the date on which it has lapsed or ceased to be exercisable as provided in Rules 3 or 5.

4
The Shares which will be acquired when the Option is exercised are subject to the terms and restrictions set out in the Company's Articles of Association, a copy of which is enclosed. The Shares are not subject to any restrictions that do not apply to all Shares. The Company's Articles of Association specify that:

(a)	all Shares are subject to the restrictions on transfer under articles 9, 10 and 12;

(b)	all Shares must be offered in accordance with pre-emption rights under article 11;

(c)	in the event of exit, there may be a requirement to sell Shares under drag-along rights in article 13.

5
To accept this Option, the Option Holder must sign this Option Agreement and return it to [    name] at [   ] by [date – 30 day deadline under Rule 1.4]. If the Option Holder does not do so, the Option will lapse and cease to be exercisable.

By signing this Option Agreement I confirm that I have read and understood the Approved Plan and this Option Agreement and agree to the terms and conditions set out in this Option Agreement and Appendices.

SIGNED
[Name of Option Holder]

Date:

Appendix 1
Terms and Conditions of the Option Agreement

1.	Exercise Conditions
The Option shall not be subject to Exercise Conditions.

2.	Tax Withholding

2.1
There should be no income tax due on exercise of the Option where, in addition to complying with the rules of the Approved Plan, an exercise takes place while the Approved Plan remains approved by HM Revenue & Customs and either (i) not earlier than three years after the Option was granted, or (ii) within six months of the cessation of the Option Holder's employment by reason of injury, disability, redundancy or retirement, or in relation to certain corporate transactions as described in Rules 5.1 and 5.2.

2.2
Notwithstanding the above, the Option Holder agrees that to the extent any Tax Liabilities arise in respect of the Option or any Shares acquired on exercise of an Option, his Employer may recover these from the Option Holder as set out in Rules 2.4 to 2.8 of the Plan.

2.3
The Option Holder agrees to accept any liability for any Secondary NIC Liability that arises in respect of the Option or any Shares acquired on exercise of an Option and agrees that his Employer may recover this from the Option Holder as set out in Rules 2.4 to 2.8 of the Plan. The Option Holder further agrees that he will enter into a NIC Election as a condition of the exercise of the Option if so requested by the Board.]

3.	Data Protection
The Option Holder agrees and consents to the collection, use, processing and transfer by any member of the Group, the Grantor or any administrator of the Plan of his Personal Data as set out at Rule 6.6 of the Plan.

4.	Employment Rights
The Option Holder confirms that he has read, understood and agreed to the provisions contained in Rule 6 of the Plan and in particular to (but not limited to) the waiver of rights in Rule 6.3 of the Plan.

5.	General

a.
The Option Agreement and the Rules of the Plan comprise the entire agreement between the Company, Grantor, Employer and Option Holder in relation to the Option and supersedes any previous agreement, arrangement or undertaking between the parties in relation thereto.

b.
A person other than a Group Company who is not a party to this Option Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Option Agreement, but this does not affect any right or remedy of any person which exists or is available otherwise than pursuant to that Act. This Option Agreement shall be governed by and construed in accordance with the laws of England and be subject to the exclusive jurisdiction of the English Courts.

Appendix 2
Notice of Exercise of Option granted pursuant to the
Endava Limited Approved Share Option Plan (the "Approved Plan")

Name of Option Holder:
Address of Option Holder:
Date of Grant of Option:
Number of Shares subject to Option:
Exercise Price per Share:	£4.50

1.
I exercise the Option granted to me on the Date of Grant set out above in respect of the Number of Shares and at the Exercise Price set out above, and request the allotment or transfer to me of those Shares in accordance with the Rules of the Approved Plan. I acknowledge that this exercise is binding on me and irrevocable.

2.
I enclose a cheque for £……… made payable to Endava Limited, being the aggregate Exercise Price of the Shares. *delete if alternative arrangements for payment of the Exercise Price have been agreed – see Note 1

3.
I confirm that any Group Company or my Employer may withhold or collect any Tax Liabilities and Secondary NIC Liability payable by me in respect of the exercise of my Option as set out in Rules 2.4 to 2.8 of the Approved Plan.

or
I enclose a cheque for £……… made payable to [Employer], being the aggregate Tax Liabilities and Secondary NIC Liability payable by me in respect of the exercise of my Option.
*delete as appropriate

4.	I enclose a signed NIC Election as requested by the Grantor or Board.

Signature:

Date:
NOTES

1.
This form must be accompanied by payment of the Exercise Price for the Shares in respect of which the Option is exercised, unless you have been notified by the Grantor that alternative arrangements have been approved by HM Revenue & Customs and will be in effect.

2.
If the Option is exercised by personal representatives, please contact the Board for a revised Notice of Exercise. An office copy of the Probate or Letter of Administration should accompany the Notice of Exercise.

3.	Under current tax rules a charge to income tax and NICs may arise when this Option is exercised. It is a condition of exercise of the Option that you enter into arrangements satisfactory to the Board to ensure than any such Tax Liabilities [(and Secondary NIC Liability)] will be recovered from you.

4.	For interpretation purposes, words and phrases in this Notice shall bear the same meanings as for the Approved Plan.
IMPORTANT: Neither the Company, the Grantor nor the Employer undertakes to advise you on the financial or tax consequences of exercising your Option. If you are unsure of the tax liabilities which may arise, you should take appropriate professional advice before exercising your Option.

SCHEDULE 4
FORM OF GRANT LETTER
[On Company Notepaper]
Dear [name of employee]
THE ENDAVA LIMITED APPROVED SHARE OPTION PLAN ("APPROVED PLAN") [AND ENDAVA LIMITED SHARE OPTION PLAN ("PLAN")]
I am pleased to advise you that the directors of Endava Limited (the "Board") have granted you an Option pursuant to the Rules of the Approved Plan to acquire Ordinary Shares of £0.10 each ("Shares") in Endava Limited (the "Company") at an exercise price of £4.50 per Share [and an Option pursuant to the Rules of the Plan to acquire [*] Shares in the Company at an exercise price of £4.50 per Share].
Enclosed with this letter you will find:-

1.	Rules of the Approved Plan [and Plan]- for your safekeeping;

2.	Option Agreement[s] - a copy for you to sign and return to us and a further copy for you to keep for your information;

3.	Exercise Notice[s] - for your safekeeping;
You should read the enclosed Rules and Option Agreement[s] carefully and, if you wish to accept the Option, sign the Option Agreement[s] and return it/them to [name] at [*] no later than [30 days from the date of grant - see Rule 1.4]. If you do not do so, the Option[s] will lapse and you will no longer be entitled to it/them.
Please note that the Approved Plan, [Plan] and Option Agreement[s] include a requirement that you pay any income tax and employee's national insurance contributions collectible under PAYE which may arise on exercise of your Option[s]. You may also be required to pay any "secondary" national insurance contributions charge ("Secondary NIC Liability").
Please address any queries which you may have about the operation of the Approved Plan [,Plan] or the Option Agreement[s] to [*], but note that we cannot provide you with legal, financial or tax advice. We would advise you to take independent professional advice if you are unsure of your legal rights or the tax position relating to this Approved Plan [or Plan].
Yours sincerely

for and on behalf of
Endava Limited